EXHIBIT 21.1
                           SUBSIDIARIES OF THE COMPANY

                                             STATE OF
                  NAME                     ORGANIZATION
----------------------------------------   ------------
Garden Ridge Management, Inc.                Delaware
Garden Ridge Investment, Inc.                Delaware
Garden Ridge Finance Corporation             Delaware
Garden Ridge, L.P.                           Delaware